Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
ONE MANHATTAN WEST NEW YORK, NY 10001 ___ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com

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August 5, 2026
Criteo Holdings, Inc.
387 Park Ave South, 12th Floor
New York, NY 10016

RE:	Criteo Holdings, Inc.
Registration Statement on Form S-4
Ladies and Gentlemen:
We have acted as special United States counsel to Criteo Holdings, Inc. (the “Company”), a Delaware corporation and direct wholly owned subsidiary of Criteo S.A., a public limited liability company (société anonyme) incorporated under the laws of Luxembourg (“Parent”), in connection with the Registration Statement on Form S-4 of the Company (the “Registration Statement”) to be filed on the date hereof by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) relating to the registration of shares (the “Registered Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issuable upon the merger of Parent with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the Agreement and Plan of Merger, dated as of August 5, 2026 (the “Merger Agreement”), by and between Parent and the Company.

Criteo Holdings, Inc.
August 5, 2026

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In rendering the opinion stated herein, we have examined and relied upon the following:
(a)the Registration Statement in the form to be filed with the Commission on the date hereof;
(b)the preliminary prospectus, dated August 5, 2026 (the “Prospectus”), which forms a part of and is included in the Registration Statement; and
(c)an executed copy of the Merger Agreement.
We have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately and completely reflect the material facts of such transactions. In addition, we have relied upon the accuracy and completeness of certain statements, factual representations, covenants and agreements made by the Company, including the accuracy and completeness of all factual representations and covenants set forth in a certificate dated as of the date hereof from an officer of the Company (the “Officer’s Certificate”). For purposes of rendering our opinion, we have assumed that such statements, factual representations, covenants and agreements are, and will continue to be, including through the completion of the Merger, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, factual representations, covenants and agreements set forth in the documents referred to above and the statements, factual representations, covenants and agreements made by the Company including those set forth in the Officer’s Certificate.
For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.
Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Criteo Holdings, Inc.
August 5, 2026

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” we are of the opinion that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Except as expressly set forth above, we express no other opinion. This opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, factual representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. No assurances can be given that future legislative, judicial, or administrative changes, on either a prospective or a retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein.
In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the headings “U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP
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